UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2025 (April 15, 2025)

GOGO INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35975 (Commission File Number)	27-1650905 (IRS Employer Identification No.)

105 Edgeview Dr., Suite 300 Broomfield, CO (Address of principal executive offices)	80021 (Zip Code)

Registrant’s telephone number, including area code:

303-301-3271

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GOGO	NASDAQ Global Select Market
Preferred Stock Purchase Rights	GOGO	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, Gogo Inc. (the “Company”) appointed Oakleigh Thorne as Executive Chairman of the Board of Directors of the Company (the “Board”), effective December 3, 2024. In connection with Mr. Thorne’s appointment as Executive Chairman of the Board, on April 15, 2025, the Company and Oakleigh Thorne entered into a Second Amended and Restated Employment Agreement (the “Second A&R Agreement”). The Second A&R Agreement amends and restates the Employment Agreement dated March 4, 2018, as amended by the Amendment No. 1 dated March 25, 2022, and as amended and restated on March 21, 2024 (the “Prior Agreement”).

The term of the Second A&R Agreement began on January 1, 2025 and continues through a date in 2025 to be mutually agreed by the Board and Mr. Thorne (the “First Term Expiration Date” and such period, the “First Term”), and from the First Term Expiration Date to December 31, 2025 (the “Second Term Expiration Date” and such period, the “Second Term”). Mr. Thorne’s employment during the First Term is full-time, and his employment during the second term will be part-time. The Second A&R Agreement provides that Mr. Thorne will be paid a base salary at the rate of $700,000 per annum during the First Term and $350,000 per annum during the Second Term. The Second A&R Agreement specifies that Mr. Thorne is eligible for an annual bonus for 2025 with a target of 100% of the portion of the First Term base salary paid to Mr. Thorne during the First Term and 100% of the portion of the Second Term base salary paid to Mr. Thorne during the Second Term, with the amount of such bonus to be determined by the Compensation Committee. The actual amount of bonus will be based upon the achievement of objectives established by the Compensation Committee. Pursuant to the Second A&R Agreement, the Company will provide Mr. Thorne with the following additional compensation and benefits: (i) upon the First Term Expiration Date, a lump-sum payment of $1,400,000 (the “First Term Expiration Payment”), (ii) equity awards on terms consistent with the 2023 awards and for 2025, with a grant date fair value no less than that of the annual equity awards granted in 2023, and (iii) reimbursement of up to $15,000 in legal fees incurred in connection with the negotiation and review of the Second A&R Agreement. In addition, upon the Second Term Expiration Date and subject to Mr. Thorne’s timely execution and non-revocation of a general release of claims against the Company, (a) all outstanding unvested equity-based awards that vest solely on the passage of time and were granted under the Company’s equity plans prior to the Second Term Expiration Date will fully vest, (b) all outstanding unvested equity-based awards that vest based on achievement of performance goals and were granted under the Company’s equity plans prior to the Second Term Expiration Date will remain outstanding and eligible to vest in accordance with their terms so long as Mr. Thorne is on the Board, and (c) all vested stock options to purchase common stock in the Company (after giving effect to (a)) shall remain exercisable through the earlier of (x) the original option term or (y) until the latest of (A) March 31, 2026, (B) the fifth anniversary of grant, or (C) the expiration of the normal post-termination exercise period (generally ninety days post-termination) (the “Second Term Expiration Equity Treatment”). Mr. Thorne is also subject to non-competition and non-solicitation covenants that apply for one year following his separation from service with the Company.

If, prior to the Second Term Expiration Date, Mr. Thorne’s employment is terminated by the Company without cause, his employment terminates due to his death or qualifying disability, or Mr. Thorne resigns for good reason, subject to Mr. Thorne’s execution and non-revocation of a general release of claims against the Company, he will be entitled to (i) the First Term Expiration Payment (to the extent not previously paid), (ii) a pro rata portion of his annual bonus for the fiscal year in which his termination occurs based on actual results for such year (the “Pro Rata Bonus”), (iii) the Second Term Expiration Equity Treatment, and (iv) Accrued Benefits (as defined in the Second A&R Agreement).

In the event Mr. Thorne’s employment with the Company is terminated by the Company without cause or Mr. Thorne resigns for good reason within twenty-four months following a Change in Control (as defined in the Gogo Inc. 2024 Omnibus Stock Incentive Plan), Mr. Thorne will be entitled to (i) a lump sum amount of eighteen months of Mr. Thorne’s then-current base salary and target bonus less the amount of the First Term Expiration Payment if previously paid, (ii) the Pro Rata Bonus, (iii) Accrued Benefits, and (iv) the Second Term Expiration Equity Treatment.

The foregoing description of the Second A&R Agreement is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the Second A&R Agreement, the form of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOGO INC.

By: /s/ Crystal L. Gordon
Crystal L. Gordon
Executive Vice President, General Counsel, Chief Administrative Officer, and Secretary

Date: April 17, 2024